Exhibit 10.27

                         [LETTERHEAD OF CITIBANK, N.A.]

December 21, 2000

Dick H. Fagerstal
Chief Financial Officer
Chiles Offshore, Inc.
c/o Seacor Smit, Inc.
1370 6th Avenue, 25th Floor
New York, NY  10019

        Re:  U.S. $81,000,000 MARAD Guaranteed Floating Rate Term Loan Facility
             ------------------------------------------------------------------

Dear Dick:

You have advised us that Chiles Offshore, Inc. (the "Company" or the "Borrower") desires to establish a floating rate term loan facility in the aggregate principal amount of US$81,000,000 (the "Facility"). The Facility will be guaranteed by the Maritime Administration of the United States ("MARAD"). The proceeds of the Facility would be used to finance the construction and delivery of one (1) ultra-premium jack-up drilling rig of the KFELS MOD V "B" design (the "Rig"). You have advised us that the shipyard is AMFELS, Inc. and that it is anticipated that the Rig is to be delivered to the Company by the third quarter of 2002. We understand that on or prior to the maturity date for the Facility, and as per the terms of the MARAD Commitment Letter, the related Proposed Term Sheet of Understanding (and other documents listed in the MARAD Commitment Letter), the Company may issue fixed rate bonds in the U.S. capital markets to refinance the advances under the Facility (the "Fixed Rate Transaction"). You have asked Citi/SSB (as defined below) to commit to provide you with financing commitments for the entire Facility and to act as agent bank with respect to the Facility. For the purposes of this letter, "Citi/SSB" or "we" shall mean Citibank, N.A. ("Citibank") and/or any affiliate thereof, including Salomon Smith Barney Inc. ("SSB") and/or Citicorp North America, Inc. ("CNAI") and/or Citibank International plc, as we shall determine to be appropriate to provide the services contemplated herein.

We are pleased to inform you (a) on behalf of CNAI, of Govco Incorporated's ("GOVCO") willingness to act as primary lender with respect to the Facility and of CNAI's agreement to act as administrative agent with respect to the entire Facility, (b) on behalf of Citibank, N.A., of Citibank's commitment, as alternate lender (the "Alternate Lender"; together with GOVCO, the "Lenders"), to provide financing for the entire Facility, and (c) on behalf of Citi/SSB, of its agreement to act as facility agent for the Facility, in each case subject to the terms and conditions described in this letter and the attached Annex I (collectively, the "Commitment Letter"). The Commitment Letter contemplates that the maturity date for the floating rate interest period will be the earlier of
i) conversion to fixed rate and ii) 24 months after delivery of the Rig. Please refer to the separate letter of SSB for indicative terms and conditions for the Fixed Rate Transaction. The terms of Annex I are an integral part of Citi/SSB's commitment hereunder, and constitute part of this Commitment Letter for all purposes hereof. Please note that those matters that are not covered or made clear herein or in Annex I are subject to mutual agreement of the parties.

Conditions Precedent
--------------------

The commitment and undertaking of Citibank, and the participation of GOVCO, hereunder are subject to: (i) the preparation, execution and delivery of loan documentation acceptable to the Borrower, Citi/SSB and MARAD, including a credit



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
agreement and a comprehensive guaranty from MARAD incorporating substantially the terms and conditions outlined in this Commitment Letter, and related documentation; (ii) the absence of a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its subsidiaries, taken as a whole, since the date of the last audited financial statements; (iii) the accuracy and completeness of all material representations that you make to Citi/SSB and GOVCO, and all information that you furnish to Citibank and GOVCO and your compliance with the terms of this Commitment Letter; (iv) the payment in full when due of all fees, expenses and other amounts payable under this Commitment Letter; (v) the receipt of the final MARAD commitment and any and all required governmental and other approvals and appropriate legal opinions, in form and substance satisfactory to Citi/SSB; and (vi) a closing of the Facility on or prior to May 31, 2001.

Commitment Termination
----------------------

The commitment to Citibank and the participation of GOVCO set forth in this Commitment Letter will terminate on May 31, 2001, unless the Facility documentation is executed by all parties thereto on or before such date. Prior to such date, this Commitment Letter may be terminated (i) by you at any time at your option upon notice to Citi/SSB and payment to Citi/SSB of all fees, expenses and other amounts then payable under this Commitment Letter, or (ii) by Citi/SSB at any time at its option upon notice to the Company, if any event occurs or information has become available that, in Citi/SSB's judgment, results or is likely to result in the failure to satisfy any condition set forth in the paragraph herein entitled "Conditions Precedent."

Indemnification
---------------

You agree to indemnify and hold harmless Citi/SSB, each Lender and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with (or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with) this Commitment Letter or the loan documentation or the transactions contemplated hereby or thereby or any use made or proposed to be made with the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by the Company, any of its shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party's gross negligence or willful misconduct.

You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company, any of its shareholders or creditors or any other person for or in connection with the transactions contemplated hereby, except for direct as opposed to indirect or consequential, damages to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party's gross negligence or willful misconduct.

Fees
----

You agree to pay the fees set forth in this Commitment Letter. Each of such fees shall be non-refundable when paid and shall be due and payable in U.S. dollars in New York.

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Costs and Expenses
------------------

In further consideration of the commitment and undertaking of Citi/SSB and the participation of GOVCO hereunder, and recognizing that in connection herewith Citi/SSB and GOVCO are incurring substantial costs and expenses (including, without limitation, fees and disbursements of counsel, filing and recording fees, transportation, computer, duplication and messenger costs and expenses), you hereby agree to pay, or reimburse Citi/SSB on demand for, all such costs and expenses (whether incurred before or after the date hereof), in U.S. Dollars in New York regardless of whether any of the transactions contemplated hereby are consummated. You also agree to pay all costs and expenses of Citi/SSB and GOVCO (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder. In the event that out-of-the-pocket expenses are to be incurred which individually exceed US$500, Citibank shall seek consent from the Company prior to incurring such expense. We hereby confirm that we have not incurred any expenses to date for which we will seek reimbursement.

Taxes
-----

All payments by you under this Commitment Letter shall be made free and clear of any set-off, claims or withholding or other applicable taxes (other than net income taxes imposed by the respective jurisdictions of the lenders' lending offices) and shall be made in U.S. Dollars in New York.

Confidentiality
---------------

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than MARAD, and your officers, directors, shareholders, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as provided below, (i) you may make public disclosure of the existence and amount of Citi/SSB's commitment hereunder and its identity as agent bank, and (ii) you may make such other public disclosure of the terms and conditions hereof as you are required by law, in the opinion of your counsel, to make.

Representations and Warranties
------------------------------

You represent and warrant that (i) all information that has been or will hereafter be made available to Citi/SSB, any Lender or any potential Lender by you or any of your representatives in connection with the transactions contemplated hereby is and will be, to the best of your knowledge, complete and correct in all material respects and does not and will not contain, to the best of your knowledge, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made. You agree to supplement such information and projections from time to time so that the representations and warranties contained in this paragraph remain correct.

In issuing this commitment and undertaking, Citi/SSB is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates without independent verification thereof.


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No Third Party Reliance, Etc.
-----------------------------

The agreement of Citi/SSB hereunder and the participation of GOVCO in the Facility are provided solely for the benefit of the Company and may not be relied upon or enforced by any other person.

You should be aware that Citibank or GOVCO or one of more of their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with Citibank's longstanding policy to hold in confidence the affairs of its customers, except as otherwise authorized by you, neither Citibank nor any of its affiliates will furnish confidential information obtained from you to any of its other customers. By the same token, neither Citibank nor any of its affiliates will make available to you confidential information that it obtained or may obtain from any other customer.

The commitment and undertaking of Citi/SSB hereunder may be rendered through any affiliates and subsidiaries of Citi/SSB. In connection therewith, you acknowledge and agree that Citi/SSB may share information or matters relating to the Company or the transactions contemplated hereby with such affiliates and subsidiaries, and that such affiliates and subsidiaries may likewise share information relating to the Company or the transactions with Citi/SSB.

Jurisdiction; Waivers
---------------------

You hereby irrevocably (i) submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court, (iii) waive, to the fullest extent you may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, (iv) consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to you at your address specified above or in any other manner permitted by law, and (v) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent that you have or hereafter may acquire any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to yourself or your property, you hereby irrevocably waive such immunity in respect of your obligations under this Financing Offer.

Amendments; Assignments
-----------------------

This Commitment Letter may not be amended or modified except in writing signed by both parties hereto. You may not assign or delegate any of your rights or obligations hereunder without Citibank's prior written consent.

Governing Law, Etc.
-------------------

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Your obligations under the paragraphs captioned


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"Indemnification", "Costs and Expenses", "Fees", "Taxes", "Confidentiality" and
"Jurisdiction" shall survive the expiration or termination of this Commitment Letter.

Waiver of Jury Trial
--------------------

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of Citi/SSB or GOVCO in the negotiation, performance or enforcement hereof.

Exclusivity
-----------

By accepting the terms of the Commitment Letter you agree that Citi/SSB shall be the sole, exclusive arranger and agent for financing of the Facility on the terms set forth herein.














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
Acceptance and Expiration
-------------------------

Please indicate your acceptance of the provisions hereof by signing under the headings on the signature pages hereto and returning to the address specified below the enclosed copy of this Commitment Letter, no later than 5 p.m., New York City time, on December 22, 2000. Such signed copies should be returned to Mr. Robert H. Malleck, Vice President, Citibank N.A., Inc., 399 Park Avenue, New York, New York 10043 (phone: 212-559-5448), (telecopier: 212-793-2330). If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.





                                     Very truly yours,

                                     Citibank, N.A.

                                     By: /s/ Robert Mulleck
                                         -------------------------------
                                     Title:  Vice President



                                     Citicorp North America, Inc.

                                     By: /s/ Robert Mulleck
                                         -------------------------------
                                     Title:  Vice President




ACCEPTED AND AGREED this 22nd day of December, 2000:

CHILES OFFSHORE, INC.

By: /s/ Dick Fagerstal
    -----------------------------
Title: Senior Vice President and
       Chief Financial Officer







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
ANNEX I
                              CHILES OFFSHORE, INC.

                         SUMMARY OF TERMS AND CONDITIONS
                                U.S. $81,000,000
                            MARAD TITLE XI GUARANTEE

                             FLOATING RATE TERM LOAN


Those matters, which are not covered in detail below, are subject to the mutual agreement of the parties.


Borrower:                  Chiles Offshore, Inc. or a Special Purpose Company
                           (to be determined), a private sector corporation organized under the laws of Delaware or other domestic jurisdiction.

Purpose: To finance the construction, delivery and operation of one (1) ultra-premium jack up offshore drilling rig (the "Rig").

Supplier:                  AMFELS, Brownsville, Texas

Facility Amount:           US$81,000,000 corresponding to up to 87.5% of the
                           actual cost of the Rig.

Type of Facility:          Floating Rate Term Loan (the "Facility").

Facility Agent:            Citibank International plc (the "Agent").

Arranger:                  Citicorp North America, Inc.

Lenders: Govco Incorporated, as primary lender ("Govco" or the "Primary Lender"), and Citibank, N.A., as alternate lender ("Citibank" or the "Alternate Lender").

Indenture Trustee:         To be determined.

Guarantor:                 Maritime Administration of the United States
                           ("MARAD").

Guarantee:                 Comprehensive guarantee under Title XI of the
                           Merchant Marine Act, 1936, as amended for payment of 100% of principal and interest (the "MARAD
                           Guarantee").

Closing Date:              On or prior to May 31, 2001.

Final Maturity Date:       The earlier of i) the date that the floating rate
                           loan is converted to fixed rate ("Conversion Date") or ii) 24 months after delivery of the Rig (i.e.,


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                           September 15, 2004, assuming a delivery date on or
                           around September 15, 2002).

                           Maturity date subject to final determination by MARAD.

Commitment Fee:            0.125% per annum (360-day basis) on the unused
                           portion of the Facility, commencing on the Closing
                           Date of the Facility, payable on (i) quarterly in arrears, and (ii) the date of termination of the commitment.

Up-front Fee:              US$325,000, payable upon closing of the Facility.

MARAD Fees:                As determined by and payable to MARAD. This fee will
                           be for the account of the Borrower.

Interest Rates and
Interest Periods:          Primary Lender: Govco's cost of funds plus 0.30% per
                           annum, payable semi-annually in arrears.

                           Alternate Lender: Subject to the terms and conditions herein, the Alternate Lender would provide the necessary requirements to the Borrower in case Govco is not able to fund in the commercial paper markets. Any Advances funded by the Alternate Lender would bear interest at an interest rate equal to 6-month, reserve-adjusted, LIBOR plus 0.30% per annum.

Default Interest:          Upon the occurrence and during the continuance of any
                           payment default under the loan documentation, the Interest Rate shall increase by 2% per annum and be fixed for Interest Periods of such duration as shall be selected by the Agent.

Interest Payments:         At the end of each Interest Period for each Advance,
                           but no less frequently than quarterly, computed on a 360-day basis.

Advances:                  Advances shall be drawn down during the construction
                           period in whole, or in part, but in any event no less than $1,000,000.

Repayment:                 The Borrower shall repay each Advance in full
                           according to such amortization schedule as may be determined by MARAD.

Optional Prepayment:       Advances may be prepaid in whole, but not in part,
                           without penalty on the last day of the Interest
                           Period therefor. Amounts prepaid may not be reborrowed. The Borrower will bear all costs related to the prepayment of an Advance prior to the last day of its Interest Period. MARAD and the Lenders may impose a penalty for prepayments made on dates that are not interest payment date.

Mandatory Prepayment:      The Borrower may prepay the Advances made under the
                           Facility with the proceeds from the issuance of securities in the capital markets. The Borrower shall also prepay the Advances under the circumstances described in the MARAD commitment letter with such prepayment being applied in such manner as MARAD


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                           shall require. Amounts prepaid may not be reborrowed.
                           The Borrower will bear all costs related to the prepayment of an Advance prior to the last day of its Interest Period. MARAD and the Lenders may impose, if applicable, a penalty for prepayments made on dates that are not interest payment date.

Loan Documentation:        The Commitment will be subject to the preparation,
                           execution and delivery of loan documentation acceptable to MARAD, the Agent, the Lenders, the Indenture Trustee and the Borrower, which will contain conditions precedent, representations and warranties, affirmative and negative covenants, events of default, and other provisions customarily found in MARAD's and the Agent's loan documentation for facilities of this nature and others appropriate to the Facility.

Other: Loan documentation will include customary indemnification, setoff, withholding tax gross-up and yield protection, and agency provisions.

                           MARAD and the Borrower will agree not to institute bankruptcy proceedings against the Primary Lender.

Assignments and
Participations:            Each Lender will have the right to assign or grant
                           participations in all or a portion of its rights and obligations under the loan documents, with the consent, not to be unreasonably withheld, of the Agent and subject, in the case of participations, to customary restrictions on participants' voting rights at no cost for the Borrower.

Submission to
Jurisdiction, Etc.:        The Borrower will submit to the non-exclusive
                           jurisdiction of the New York State and Federal courts sitting in New York City, waive any right to immunity
                           (sovereign or otherwise) from jurisdiction of any court, any set-off or legal process and waive right to trial by jury.

Governing Law:             State of New York.

Expenses:                  All out-of-pocket expenses incurred by the Arranger,
                           the Lenders and the Agent in connection with the Facility and the enforcement thereof (including reasonable fees and expenses of counsel to the Arranger, the Indenture Trustee, the Lenders and the Agent) are for the Borrower's account.





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